UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 27, 2004

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 24, 2004, ScanSource Inc. (the Company) determined that pursuant to EITF Issue No. 95-22, “Balance Sheet Reclassification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement,” the Company will be required on certain prior period balance sheets to reclassify borrowing under its previous revolving credit facility from long term liabilities to current liabilities. The June 30, 2003 balance sheet reported in the Company’s Annual Report on Form 10K for fiscal year ended June 30, 2003 as included in the Company’s Annual Report on Form 10K for the fiscal year ended June 30, 2004, will reflect a restatement of $18,118,000 from long term to current liabilities. (Corresponding adjustments will be made to interim balance sheet classifications as of March 31, 2004, December 31, 2003 and September 30, 2003 and will be reflected in Exhibit 99 to the Company’s Annual Report on Form 10K for the fiscal year ended June 30, 2004.).

The Company’s previous revolving credit facility required a lock-box arrangement, which provided for all receipts to be swept daily to reduce borrowings outstanding under the revolving credit facility and contained a subjective acceleration clause which allowed the lender to forego additional advances should they have determined that a Material Adverse Event had occurred, which gives rise to the conclusion that a reclassification is required. The restated balance sheets will have no impact on the Company’s previously reported net income nor debt covenants. The Company entered into a new revolving credit facility, which expires July 31, 2008 which does not require a lock-box arrangement. As such, the June 30, 2004 balance sheet classification of amounts outstanding will be classified as long term.

The Company’s management and audit committee have discussed this matter with the Company’s independent public accounting firm. The Company expects to file its Annual Report on Form 10K for the fiscal year ended June 30, 2004 on or before September 13, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: August 27, 2004	By:	/s/ Richard P. Cleys
Name: Richard P. Cleys Its: Vice President and Chief Financial Officer